EX-99.28(j)(1)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm in the Registration Statement on Form N-1A of Jacob Funds Inc. and to the use of our report dated October 27, 2011 on the financial statements and financial highlights of Jacob Internet Fund, Jacob Wisdom Fund and Jacob Small Cap Growth Fund (each a series of shares of Jacob Funds Inc.).     Such financial statements and financial highlights appear in the 2011 Annual Report to Shareholders that is incorporated by reference into the Statement of Additional Information.

BBD, LLP

Philadelphia, Pennsylvania
December 20, 2011